DOMINIC CHILA

- AND -

THE PERSONS LISTED IN SCHEDULE 23 HERETO

- AND -

IMPERIAL PARKING (U.S.), INC.

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	2

1.2	Statutes	9

1.3	Generally Accepted Accounting Principles	9

1.4	Headings	10

1.5	Number and Gender	10

1.6	Entire Agreement	10

1.7	Amendment	10

1.8	Waiver of Rights	10

1.9	Schedules	11

1.10	Applicable Law	11

1.11	Currency 12

1.12	Tender 12

1.13	Performance on Holidays	12

1.14	Calculation of Time	12

1.15	Third Party Beneficiaries	12

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of Shares	12

2.2	Purchase Price and Payment	12

2.2.1	Definitions and Interpretation	12

2.2.2	Purchase Price	14

2.2.3	Adjustments for Working Capital and Base EBITDA	15

2.2.4	Calculation of Impark EBITDA after Capex	16

2.2.5	EBITDA Adjustment	17

2.2.6	Adjustment for Accounts Receivable	18

2.3	Delivery of Certificates	18

2.4	Place of Closing	18

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties relating to the Vendors	19

3.1.1	Ownership	19

3.1.2	Rights of Others	19

3.1.3	Consents, Approvals	19

3.1.4	Due Execution	19

3.1.5	Authority	19

3.2	General Representations and Warranties of the Vendors	20

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3.2.1	Corporate Matters	20

3.2.2	Authorized and Issued Capital	20

3.2.3	No Options	21

3.2.4	Subsidiaries	21

3.2.5	Absence of Conflicting Agreements; No Violation	21

3.2.6	Securities Legislation	22

3.2.7	Consents, Approvals	22

3.2.8	The Financial Statements	22

3.2.9	Undisclosed Liabilities	23

3.2.10	Absence of Changes	23

3.2.11	Absence of Unusual Transactions	23

3.2.12	Tax Matters	25

3.2.13	Contracts	27

3.2.14	Absence of Guarantees	28

3.2.15	Restrictions on Business	28

3.2.16	Compliance with Applicable Law	28

3.2.17	Condition of Assets	28

3.2.18	Employees	28

3.2.19	Collective Bargaining Agreements	29

3.2.20	Benefit Plans	29

3.2.21	Litigation	31

3.2.22	Insurance	31

3.2.23	Title to Properties	32

3.2.24	Intellectual Property Rights	32

3.2.25	Environmental Matters	33

3.2.26	Occupational Health and Safety	34

3.2.27	Leased Premises	34

3.2.28	Leases of Real Property	34

3.2.29	Major Suppliers and Customers	35

3.2.30	Restrictive Covenants	35

3.2.31	Equipment Leases	35

3.2.32	Licenses	35

3.2.33	Accounts Receivable	36

3.2.34	Books and Records	36

3.2.35	No Joint Venture Interests	36

3.2.36	Bank Accounts	36

3.2.37	Disclosure	36

3.2.38	Accuracy at Closing Time	37

3.3	Representations and Warranties of the Purchaser	37

3.3.1	Corporate Matters	37

3.3.2	Absence of Conflicting Agreements	37

3.3.3	Consents and Approvals	38

3.4	Interpretation	38

3.5	Commission	38

3.6	Non-Waiver	38

3.7	Qualification of Representations and Warranties	38

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3.8	Survival of Representations and Warranties of Chila and/or the Vendors	39

3.9	Survival of Representations and Warranties of Purchaser	40

3.10	Knowledge of the Vendors	40

3.11	Knowledge of the Purchaser	40

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1	Taxes	40

4.2	Filings with Governmental Agencies	41

4.3	Post Closing Access	41

4.4	Discharges	42

4.5	Non-Disturbance Agreements and Estoppel Certificates	42

4.6	PNC Consent	42

ARTICLE 5
INDEMNIFICATION

5.1	Definitions	42

5.2	Indemnification by the Vendors and Chila	44

5.2.1	Indemnity by the Vendors for Breach of Representations and Warranties in Section 3.1	44

5.2.2	Indemnity by Vendors for Breach of Representations and Warranties	44

5.2.3	Other Indemnities	45

5.3	Indemnification by the Purchaser	45

5.4	Agency for Representatives	46

5.5	Notice of Third Party Claims	46

5.6	Defense of Third Party Claims	46

5.7	Assistance for Third Party Claims	46

5.8	Settlement of Third Party Claims	47

5.9	Direct Claims	47

5.10	Failure to Give Timely Notice	47

5.11	Reductions and Subrogation	47

5.12	Payment and Interest	48

5.13	Limitation	48

5.14	Rights in Addition	49

5.15	Set-Off	49

ARTICLE 6
CONDITIONS PRECEDENT

6.1	Purchaser’s Conditions	49

6.1.1	Consents, Authorizations and Registrations	49

6.1.2	Litigation	50

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6.1.3	Receipt of Closing Documentation	50

6.1.4	Directors and Officers of DLC	50

6.1.5	Chila Employment Contract	50

6.1.6	Management Vendors Employment Contract and Non-Competition Agreement	50

6.1.7	Opinion of Counsel for the Vendors	51

6.1.8	Chila-DLC	51

6.1.9	Accounts Receivable	51

6.2	Vendors’ Conditions	51

6.2.1	Guarantee	51

6.2.2	Litigation	51

6.2.3	Opinion of Counsel for Purchaser	51

6.2.4	Chila Employment Contract and Non-Competition Contract	52

6.2.5	Management Vendors’ Employment Contracts and Non-Competition Agreements	52

6.3	Waiver	52

6.4	Failure to Satisfy Conditions	52

6.5	Destruction or Expropriation	52

ARTICLE 7
GENERAL

7.1	Expenses	53

7.2	Time	53

7.3	Notices	53

7.4	Public Announcements	55

7.5	Assignment	55

7.6	Further Assurances	55

7.7	Remedies Cumulative	56

7.8	Authority of Chila	56

7.9	Counterparts	56

7.10	Facsimile Execution	56

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

      THIS AGREEMENT made as of July 10, 2001 amends and restates in its entirety an agreement entered into between the same parties on June 29, 2001.

BETWEEN:

DOMINIC CHILA,
of the City of Philadelphia, Pennsylvania
(“Chila”)

- and -

The persons listed in Schedule 23 hereto,
(the “Management Vendors”
and collectively, with Chila, the “Vendors”)

- and -

IMPERIAL PARKING (U.S.), Inc.,
a corporation incorporated under the laws of Delaware
(the “Purchaser”)

RECITALS:

1.              The Vendors are the legal and beneficial owner of all of the issued and outstanding shares of DLC Management Group Inc. (“DLCM”).

2.              The Purchaser wishes to purchase all but not less than all of the issued and outstanding shares of DLCM and the Vendors have agreed to sell all but not less than all of the issued and outstanding shares of DLCM.

                 IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties, intending to be legally bound hereby, agree as follows,

ARTICLE 1
INTERPRETATION

1.1            Definitions

In this Agreement,

“Accounting Records” means all books of account, accounting records, payroll records and other financial data and information, including copies of filed Tax Returns and tax assessment notices for each of DLCM and DLCT;

Accounts Receivable” means all accounts receivable of each of DLCM and DLCT at the Effective Time;

“Affiliate” has the meaning ascribed to such term in rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended;

“Agreement” means this share purchase agreement and all attached schedules, in each case as the same may be supplemented, amended, restated or replaced from time to time;

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or License of any Governmental Authority, that applies in whole or in part to the Vendors, the Purchaser, DLCM, DLCT, the Business or to any of the Shares;

“Articles” means the certificate of incorporation of DLCM dated July 1, 1982 and the certificate of incorporation of DLCT dated July 1, 1998;

“Assets” means all of the assets, real and personal, tangible and intangible, and undertaking of DLCM and DLCT, including those tangible assets listed in Schedule 1;

“Benefit Plans” means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by either or both of DLCM and DLCT for the benefit of its Employees, whether or not insured and whether or not subject to any Applicable Law, except that the term “Benefit Plans” shall not include any statutory plans with which either or both of DLCM and DLCT is required to comply, or plans administered pursuant to applicable health tax, workers’ compensation, workers’ safety and insurance and unemployment insurance legislation;

“Books and Records” means the Accounting Records and all books, records, books of account, legal and corporate records (including minute books), sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to either or both of DLCM and DLCT or the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to either or both of DLCM and DLCT or the Business, including all data and information stored electronically or on computer related media;

“Business” means the business carried on by DLCM and the business carried on by DLCT of providing shuttle service to customers who park in parking lots operated or managed by DLCM, property management and accounting services;

“Business Day” means a day other than a Saturday or Sunday, or a day which is a statutory or civic holiday in Philadelphia, Pennsylvania or Vancouver, British Columbia;

“Chila Employment Contract” means the contract to be entered into between Chila and the Purchaser, or such other member of Impark as the Purchaser designates, substantially in the form of Schedule 15;

“Closing” means the completion of the sale to, and purchase by the Purchaser of, the Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares;

“Closing Date” means June 29, 2001, or such other Business Day as the Parties agree in writing on which the Closing will occur;

“Closing Document” means any document delivered at or subsequent to the Closing Time as provided in or pursuant to, this Agreement;

“Closing Time” means 2:00 o’clock p.m. (Philadelphia time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations promulgated thereunder;

“Collective Bargaining Agreement” means any contract, collective agreement, project labor agreement, letter of understanding, letter of intent or other written communication with any labor organization, trade union or association which may qualify as a labor organization, which would cover any Employees;

“Condition of the Business” means the condition of DLCM and DLCT including the Assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of each of DLCM and DLCT;

Contracts” means the contracts, agreements, license agreements and other legally binding instruments entered into by either or both of DLCM and DLCT which are listed or identified on Schedule 4;

“Contractual Rights” means the full benefit of all unfilled customer purchase orders, quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which either or both of DLCM and DLCT is entitled at the Closing Time, whether written or oral, including any deposits made in connection therewith, and forward commitments of either or both of DLCM and DLCT for supplies or materials entered into in the ordinary course, including those set forth in Schedule 4;

“Convertible Security” means a security or other right of a Person which is convertible into, exchangeable for or which carries an obligation to purchase, one or more shares or Voting Securities of such Person;

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“DLCM” means DLC Management Group Inc., a corporation incorporated under the laws of Pennsylvania;

“DLC Reorganization”means the reorganization of DLCT and DLCM whereby DLCT became a wholly-owned subsidiary of DLCM as a result of the transfer by Chila to DLCM all of his shares in the capital stock of DLCT in consideration of the issuance to him of shares of common stock of DLCM only, which newly issued shares, for greater certainty, comprise a part of the Shares;

“DLCT” means DLC Transportation Services Inc., a corporation incorporated under the laws of Pennsylvania;

“Employees” means those individuals who are employed by either or both of DLCM and DLCT at the Effective Time and are listed on Schedule 11;

“Effective Time” means 12:01 a.m. on July 1, 2001;

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, mortgage, lien, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, any adverse claim or any other right, option or claim of others of any kind whatever affecting the Assets or the Shares, any covenant or other agreement, restriction or limitation on the transfer of the Shares, a deposit by way of security and an easement, restrictive covenant, limitation, agreement or right of way, restriction, encroachment, burden or title reservation of any kind affecting the Assets or the use thereof and any rights or privileges capable of becoming any of the foregoing;

“Environment” includes the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning;

“Environmental Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, orders, judgments and decrees relating to (a) pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata), (b) the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure or reporting requirements respecting Hazardous Substances and (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

“Environmental Permits” includes all permits, certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

“Equipment” means all fixed assets and tangible personal property of DLCM and DLCT, including all equipment described in Schedule 3 and all machines, mobile equipment, fixtures, tools, furniture, furnishings, vehicles and office equipment, used in the Business;

“Equipment Leases” means the leases of personal property listed on Schedule 3;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time;

“Estoppel Certificate” means a certificate dated the date of Closing addressed to DLCM and the Purchaser, of each landlord under a Lease, that such Lease is in good standing, unmodified and in full force and effect, that all rent and other amounts thereunder are current and that no default of DLCM under such Lease exists at the Effective Time and otherwise in form and substance satisfactory to the Purchaser, acting reasonably;

“Exchange Act” means the Securities Exchange Act of 1934, as the same has been amended to the date hereof;

“Financial Statements” means the internally prepared and accountant reviewed non-consolidated financial statements for each of DLCM and DLCT for the fiscal years ended June 30, 1998, 1999 and 2000 (including the financial statements for the fiscal quarter ended June 30, 2000), copies of which are comprised within Schedule 5 each consisting of a balance sheet, statement of income, statement of changes in retained earnings, statement of cash flow and the review report of the accountants thereon and the Interim Statements;

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied;

“Governmental Authority” means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or court, or governmental commission of any kind whatever;

“Hazardous Substance” means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and any other substance or waste, pollutant, contaminant, chemical or material regulated under any Environmental Law;

“Impark” means Imperial Parking Corporation, a Delaware public company together with each of its subsidiaries;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Intellectual Property Rights” means all intellectual property rights of DLCM and DLCT, including:

(i)	all Trade Marks, patents, patent applications, copyrights, and copyright applications;

(ii)	all licenses, sub-licenses and franchises;

(iii)	all trade secrets and confidential information;

(iv)	all computer software and rights related thereto; and

(v)	all renewals, modifications and extensions of any of items (i) through (iv),

and including those set forth in Schedule 6;

“Interim Statements” means the unaudited non-consolidated financial statements for each of DLCM and DLCT for the nine-month period ended March

31, 2001 each consisting of a balance sheet, statement of income, statement of changes in retained earnings and statement of cash flow, copies of which are comprised within Schedule 5;

“Inventory” means all inventories of raw materials, work-in-progress, stock-in-trade, finished goods, supplies, packaging and advertising and publicity materials, if any, of DLCM and DLCT, wherever located, and whether on consignment or not;

“Leased Premises” means the lands and buildings which are subject to the Leases;

“Leases” means the leases or agreements in the nature of a lease of real property to which either or both of DLCM and DLCT is a party, whether as lessor or lessee, including the leases listed in Schedule 2;

“License” means any license, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

“Management Vendors” means those individuals listed in Schedule 23, who, together with Chila, constitute the Vendors hereunder;

“Miller” means Donald Miller, one of the Management Vendors;

“Non-Active Employees” means the Employees who are absent from work on the Closing Date by reason of short or long-term disability or by reason of authorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday, parental leave or scheduled day off;

“Non-Competition Agreements” means the non-competition agreement to be entered into between Chila and the Purchaser or such other member of Impark as the Purchaser designates prior to the Closing Date and the non-competition agreements to be entered into and between each of the Management Vendors (other than Miller) and the Purchaser or such other member of Impark as the Purchaser designates prior to the Closing Date, all at the Closing Time in the form of Schedule 16B;

“Non-Disturbance Agreement” means an agreement of each mortgagee of the Leased Premises in form and substance acceptable to the Purchaser, acting reasonably, pursuant to which each such mortgagee agrees with DLCM to recognize the rights of DLCM under the Lease for such Leased Premises should the mortgagor default under the mortgage affecting such Leased Premises;

“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, known, unknown or otherwise;

“Order” means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, other Governmental Authority, or other Person;

“Parties” means the Purchaser and the Vendors collectively, and “Party” means any one of them;

“Permitted Encumbrances” means Encumbrances for taxes, assessments and other governmental charges, which as to any thereof are not yet due and payable and for which adequate reserves have been made in the Financial Statements in accordance with GAAP;

“Person” shall be broadly interpreted and includes any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

“Prime Rate” means, as of any date, the prime rate of general application as set forth in the “Money Rates” section (or such future section as shall replace it) of The Wall Street Journal (Eastern Edition), as most recently published on or prior to such date;

“Pro Rata Share” means, in respect of any Vendor, the percentage, obtained by multiplying by 100 the quotient rounded to the nearest hundredth obtained by dividing the number of Shares held by such Vendor by the total number of Shares;

“Purchase Price” means the aggregate purchase price to be paid by the Purchaser to the Vendors for the Shares as provided in Section 2.2;

“PWC” means, unless the Parties agree to select another public accounting firm, PricewaterhouseCoopers LLP, the public accounting firm to be retained by the Parties pursuant to Article 2, in the event of a dispute, and includes its successors or in the event that PricewaterhouseCoopers LLP and its successors, if any, cease to carry on business, the largest public accounting firm in the United States of America which does not, and which has not for a period of two years prior to such retainer, rendered any services to DLCM, DLCT, Impark or any of the Vendors;

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, surface water, groundwater, soil or property, in each case, other than as permitted by and in compliance with any Environmental Permit or a Governmental Authority issued pursuant to and in compliance with Environmental Laws;

“Remedial Order” means any Order issued, filed or imposed pursuant to any Environmental Law and includes any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

“Rights” means any options, rights, warrants or subscription privileges issued or granted by any Person (whether or not currently exercisable or exercisable on conditions) to purchase Voting Securities, Convertible Securities or shares of such Person;

“Shares” means all of the issued and outstanding shares of common stock issued by DLCM which, at the Effective Time, will number 100;

“Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing;

“Tax Returns” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax;

“Trade Marks” means all trade-marks, trade names, designs, graphics, logos and other commercial symbols of either or both of DLCM and DLCT, whether registered or not, including the trade-marks, trade names, designs, graphics, logos and other commercial symbols identified in Schedule 6; and

“Voting Securities” means the common shares of a Person and all other securities of such Person of any kind or class having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred).

1.2 Statutes

      Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3 Generally Accepted Accounting Principles

      All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.4 Headings

      The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Exhibit or Schedule refer to the applicable article, section, exhibit or schedule of this Agreement.

1.5 Number and Gender

      In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6 Entire Agreement

      This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties including that certain letter of intent entered into between Purchaser and Chila on April 30, 2001 (the “Letter of Intent”) with the exception of Sections 7.06 (Confidentiality), 7.07 (No Unfair Competition) and 7.08 (Breach of Covenant) thereof, the provisions of which, notwithstanding any other provision of this Agreement, shall continue to bind the parties thereto. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents. For greater certainty, upon the execution and delivery of this Agreement by the Purchaser and the Vendors, all of the provisions of the Letter of Intent other than Sections 7.06, 7.07 and 7.08 thereof and all of the provisions of that certain confidentiality agreement entered into between the Purchaser and Chila dated June 21, 2000 shall be terminated and of no further force or effect.

1.7 Amendment

      This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

1.8 Waiver of Rights

      Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9 Schedules

      The following Schedules form part of this Agreement:

Schedule	Description of Schedule

1.	Description of Fixed Assets, Machinery, Investments etc.

2.	Description of Leases (including Parking Leases, Office Leases and other non-Equipment Leases)

3.	Description of Equipment Leases

4.	Description of Contracts and Contractual Rights

5.	Copies of Financial Statements

6.	Description of Intellectual Property

7.	Agreed Estimate Working Capital Statement

8.	Description of Litigation

9.	List of Directors and Officers

10.	Tax Information

11.	List of Employees — Labor Relations

12.	List and Description of Pension Plans and Benefit Plans

13.	Environmental Permits

14.	Description of Insurance Policies

15.	Form of Chila Employment Contract

16.	Form of Management Vendors’ Offer of Employment and Non-Competition Agreement

17.	Form of Purchaser’s counsel’s Legal Opinion

18.	Form of Vendors’ counsel’s Legal Opinion

19.	List of Consents

20.	List of Major Customers and Suppliers

21.	List of Licenses

22.	List of Bank Accounts

23.	List of Management Vendors

24.	Encumbrances

25.	Chila-DLC Lease and Renewal Agreement

26.	Miscellaneous Matters

1.10 Applicable Law

      This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Commonwealth of Pennsylvania (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the United States federal courts located in Pennsylvania with respect to any matter arising hereunder or related hereto. The Vendors and Purchaser hereby expressly waive the right to a trial by jury in any action or proceeding brought by or against any of them relating to this Agreement.

1.11 Currency

      Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to the lawful currency of the United States of America.

1.12 Tender

      Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by (a) official bank draft drawn upon an American bank, (b) by negotiable check payable in United States funds and certified by an American bank, or (c) wire transfer of immediately available funds to an account designated by the Vendors at least three Business Days prior to the Closing.

1.13 Performance on Holidays

      If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.14 Calculation of Time

      In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Philadelphia time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Philadelphia time) on the next Business Day.

1.15 Third Party Beneficiaries

      Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties and their Representatives (as defined in Article 5), any rights or remedies of any kind.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares

      The Purchaser agrees to purchase the Shares from the Vendors and each of the Vendors agrees to sell the Shares of which he is the registered and beneficial owner to the Purchaser on the terms and conditions contained in this Agreement.

2.2 Purchase Price and Payment

2.2.1 Definitions and Interpretation

(a)	As used in this Article 2:

“Actual Base EBITDA” means the lesser of $1,300,000 and DLC EBITDA;

“Agreed Estimate Working Capital Statement” means the written statement upon which the Parties have agreed the amount of the Estimated Working Capital, and which is attached as Schedule 7;

“Company” means DLCM and DLCT, collectively;

“DLC EBITDA” means the Net Income of the Company for the 12 month period ending June 30, 2001 before provision for interest, income tax, depreciation and amortization, then adding back Chila’s salary and subtracting $300,000 but calculated without regard to any stock compensation expense incurred or accrued for by DLCM arising from the transfer of shares in the capital stock of DLCM from Chila to the Management Vendors;

“Estimated Base EBITDA” means $1,300,000;

“Estimated Working Capital” means the amount specified as representing the Working Capital of the Company as of the Effective Time as set forth on the Agreed Estimate Working Capital Statement;

“Impark EBITDA” for any period means Impark Net Income before provision for interest, income tax, depreciation and amortization;

“Impark EBITDA After Capex” for any period means Impark EBITDA after depreciation, on a cumulative basis, of all non-head office capital expenditures of Impark in the Territory;

“Impark Net Income” for any period means the net income of Impark in the Territory (which, for greater certainty, after the Closing Date shall include the Business). Impark Net Income shall be calculated on the basis that the business of Impark in the Territory is carried on as a stand-alone business unit and is not subject to the allocation by Impark of intercompany management fees, but is subject to the reasonable allocation of notional Taxes, interest and depreciation relating to such business;

“Territory” means the State of Maryland, that portion of Pennsylvania east of Harrisburg, District of Columbia, the State of Delaware, and that portion of New Jersey south of and including Trenton; and

“Working Capital” means current Assets of the Company as of the Effective Time, including cash, Accounts Receivable, Inventories, prepaid expenses and deposits less current liabilities, including accounts payable and accrued liabilities, all, for greater certainty, as determined in accordance with GAAP.

(b)	For the purposes of this Article 2, where EBITDA or Working Capital of a corporation and one or more of its subsidiaries is to be determined, such amount shall be calculated separately for each such corporation and then aggregated and any income attributable to intercompany transactions or amounts paid by way of dividend from one or more such subsidiaries to its parent shall be excluded from such calculation.

2.2.2 Purchase Price

      The Purchase Price for the Shares will be payable by the Purchaser to the Vendors in their Pro Rata Shares in installments on the following basis:

(a)	on the Closing Date, an amount equal to:

6.0 x Estimated Base EBITDA x 50% plus the positive Estimated Working Capital, if any, less less the negative Estimated Working Capital, if any

(the “Closing Date Purchase Price”);

(b)	on the 90th day following the Closing Date or on the 10th day following the determination of the amount to be paid pursuant to this Section 2.2.2(b), whichever first occurs, and provided that the Closing Date Purchase Price is less than the Adjusted Closing Date Purchase Price (as hereinafter defined), an amount equal to the difference between the two amounts. The “Adjusted Closing Date Purchase Price” shall be the amount equal to:

6.0 x Actual Base EBITDA x 50%, plus the positive Actual Working Capital, if any less the negative Actual Working Capital, if any

(the “Adjusted Closing Date Purchase Price”), all as determined in accordance with Section 2.2.3. In the event that the Closing Date Purchase Price is more than the Adjusted Closing Date Purchase Price, each of the Vendors shall be required at such time to pay to the Purchaser its Pro Rata Share of the difference between such amounts;

(c)	subject to Section 2.2.4, on September 30, 2002, being the 90th day following the completion of the 12 month period ending June 30, 2002 (the “First Year”)

(Impark EBITDA After Capex for the First Year x 6.5 x 10%) plus (50% x Impark Net Income for the First Year)

(d)	subject to Section 2.2.4, on August 15, 2003, being the 90th day following the completion of the 12 month period ending June 30, 2003 (the “Second Year”)

(Impark EBITDA After Capex for the Second Year x 6.5 x 10%) plus (40% x Impark Net Income for the Second Year)

(e)	subject to Section 2.2.4, on September 30, 2004, being the 90th day following the completion of the 12 month period ending June 30, 2004 (the “Third Year”)

(Impark EBITDA After Capex for the Third Year x 6.5 x 10%) plus (30% x Impark Net Income for the Third Year)

(f)	subject to Section 2.2.4, on September 30, 2005, being the 90th day following the completion of the 12 month period ending June 30, 2005 (the “Fourth Year”)

(Impark EBITDA After Capex for the Fourth Year x 6.5 x 10%) plus (20% x Impark Net Income for the Fourth Year)

(g)	subject to Section 2.2.4, on September 30, 2006, being the 90th day following the completion of the 12 month period ending June 30, 2006 (the “Fifth Year”)

(Impark EBITDA After Capex for the Fifth Year x 6.5 x 10%) plus (10% x Impark Net Income for the Fifth Year)

and all such amounts in aggregate (as adjusted in the manner contemplated by Sections 2.2.2(b), 2.2.3, 2.2.5 and 2.2.6) shall be the “Purchase Price”.

2.2.3 Adjustments for Working Capital and Base EBITDA

(a)	Within 90 days of the Closing Date, the Vendors shall cause to be prepared and delivered to the Purchaser:

(i)	an external accountant prepared statement of Working Capital (the “Vendors’ Working Capital Statement”), which shall be prepared in a manner consistent with that of the Agreed Estimate Working Capital Statement; and

(ii)	an external accountant prepared financial statement for the Company as at the Closing Date (the “Vendors’ Financial Statement”), setting forth thereon, the Vendors’ determination of Actual Base EBITDA, including the necessary components thereof;

all, for greater certainty, in accordance with GAAP.

(b)	If the Purchaser notifies the Vendors within 15 days after receipt of the Vendors’ Working Capital Statement and the Vendors’ Financial Statement that the Purchaser agrees with the Vendors’ Working Capital Statement and the Vendors’ Financial Statement or fails to deliver notice to the Vendors stating that it disagrees with the Vendors’ Working Capital Statement or the Vendors’ Financial Statement within such 15 day period, the Purchaser shall be deemed to have agreed with the Vendors’ Working Capital Statement and the Vendors’ Financial Statement.

(c)	If the Purchaser notifies the Vendor of its disagreement with the Vendors’ Working Capital Statement or the Vendors’ Financial Statement within such 15 day period, then the Parties shall attempt, in good faith, to resolve their differences with respect thereto within 15 days after receipt of a notice of disagreement.

(d)	Any disagreement over the Vendors’ Working Capital Statement or the Vendors’ Financial Statement not resolved by the Purchaser and the Vendors within such 15 day period shall be referred to PWC who shall be instructed to decide the matter within 30 days of such reference. PWC in considering the matter in dispute shall be acting as an expert. The decision of PWC shall:

(i)	be final and binding upon the Purchaser and the Vendors;

(ii)	not be eligible for appeal;

(iii)	not be subject to any review process; and

(iv)	be enforceable as if it were an arbitration award rendered under the rules of the American Arbitration Association (Pennsylvania).

The fees of PWC shall be paid 50% by the Purchaser and 50% by the Vendors, in their Pro Rata Shares.

(e)	Each of DLC EBITDA and the Actual Working Capital for the purpose of Section 2.2.2(b) shall be the respective amounts agreed to in the manner set forth in Section 2.2.3(b) or (c) above or if the amounts are not so agreed, the amounts determined pursuant to Section 2.2.3(d).

2.2.4 Calculation of Impark EBITDA after Capex

(a)	The Purchaser shall on or before August 15th in each year between and including 2002 and 2006 provide the Vendors with a copy of its internally prepared financial statements for the 12 month period ended June 30th in each such year together with a statement of a senior officer of Imperial Parking Corporation (the “Statement”) setting out the Impark Net Income for such year and detailing the calculation of Impark EBITDA after Capex for such year and the amount payable to the Vendors pursuant to Sections 2.2.2(c), (d), (e), (f) or (g), as the case may be, if any, for such period (each an “Earnout Payment”).

(b)	Unless the Vendors, by notice in writing (an “Objection Notice”), advise the Purchaser, within 10 days of receipt of the Statement, that they disagree with the amount of Impark Net Income for such year, the calculation of the Impark EBITDA after Capex for such year or the amount payable to the Vendors set out in such Statement, the Purchaser shall pay the Earnout Payments contemplated thereby on September 30th of such year.

(c)	If the Vendors send an Objection Notice in accordance with the foregoing, the Purchaser and the Vendors shall negotiate in good faith to resolve the disagreement and payment of the Earnout Payments shall be made within 10 days of such resolution.

(d)	If the Purchaser and the Vendors are unable to resolve the disagreement within 15 days of the Objection Notice, the matter in dispute shall be referred to PWC who shall be instructed to decide the matter within 30 days of such reference and payment of such Earnout Payment, if any, shall be made within 30 days of such decision. PWC in considering the matter in dispute shall be acting as an expert. The decision of PWC shall:

(i)	be final and binding upon the Purchaser and the Vendors:

(ii)	not be eligible for appeal;

(iii)	not be subject to any review process; and

(iv)	be enforceable as if it were an arbitration award rendered under the rules of the American Arbitration Association (Pennsylvania).

      The fees of PWC shall be paid 50% by the Purchaser and 50% by the Vendors.

2.2.5 EBITDA Adjustment

      In the event that Impark EBITDA After Capex (and for greater certainty after deducting Chila’s salary payable under the Chila Employment Contract) for any of the First Year, Second Year, Third Year, Fourth Year and Fifth Year (as determined in the manner set forth in Section 2.2.4) is less than $1,300,000, the Vendors shall be liable in their Pro Rata Shares to the Purchaser for such deficiency up to a maximum of $300,000 in the aggregate for each such Year. Each of the Vendors shall satisfy such deficiency by any of the following methods:

(a)	on or before September 30 of each such Year, paying to the Purchaser its Pro Rata Share of the deficiency, up to a maximum aggregate amount of its Pro Rata Share of $300,000;

(b)	in the case of Chila’s Pro Rata Share, if such amounts have not been paid on or before September 30 of the Year in which they are due, the Purchaser shall cause Chila’s employer under the Chila Employment Contract to withhold and pay to the Purchaser all or part of such deficiency from the salary otherwise payable to Chila thereunder after such date, in the next fiscal year of Chila’s employment with Impark; or

(c)	if any cumulative deficiency is still outstanding as of the end of the Fifth Year, then, without derogating from the set-off rights generally available to the Purchaser, the Purchaser may withhold and set-off such deficiency against any amounts otherwise payable by the Purchaser to the Vendors pursuant to Section 2.2.2(g), to the extent of their respective Pro Rata Share.

2.2.6 Adjustment for Accounts Receivable

      If on December 31, 2001, DLCM and DLCT have not been able to collect all of the Accounts Receivable, the Purchaser may, on or before January 10, 2002, send a notice to the Vendors itemizing each uncollected Account Receivable and the Vendors hereby agree, on a joint and several basis, to purchase all such uncollected Accounts Receivable from DLCM or DLCT, as the case may be, for a purchase price equal to the pro rata share of the amount of such uncollected Accounts Receivable on January 20, 2002 or on such other day as the Parties may agree (the “Accounts Receivable Closing Date”); provided that the Vendors shall not be required to purchase any Account Receivable which is paid to DLCM or DLCT, as the case may be, on or prior to the Accounts Receivable Closing Date. The purchase price for the uncollected Accounts Receivables shall be payable in full on the Accounts Receivable Closing Date.

2.3 Delivery of Certificates

      The Vendors shall transfer and deliver to the Purchaser at the Closing Time share certificates representing the Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, and shall cause DLCM to enter the Purchaser on the books of DLCM as the holder of the Shares and to issue one or more share certificates representing the Shares to the Purchaser. Notwithstanding such delivery or any other provision of this Agreement to the contrary, the Parties agree that the Shares shall be deemed to be transferred to the Purchaser at the Effective Time and not before.

2.4 Place of Closing

      The Closing shall take place at the Closing Time at the offices Blank Rome Comisky & McCauley LLP located at One Logan Square, Philadelphia, Pennsylvania, or at such other place as may be agreed upon by the Vendors and the Purchaser.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties relating to the Vendors

      Each of the Vendors represents and warrants to the Purchaser in respect of itself as follows in this Section 3.1 and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement.

3.1.1 Ownership

      At the Effective Time, such Vendor will be the registered and beneficial owner of that number of the Shares as is set out opposite such Vendor’s name in Schedule 23 and such Vendor will have good and marketable title to such shares, free and clear of all Encumbrances.

3.1.2 Rights of Others

      No person has any contract or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a contract or option, for the purchase or the acquisition of any of the Shares.

3.1.3 Consents, Approvals

      The execution and delivery of this Agreement by such Vendor and the consummation of the transactions contemplated hereby will not, with or without the giving of notice, lapse of time or both, (i) breach or violate any of the provisions of, constitute a default under, or conflict with or cause the acceleration of any obligation of such Vendor under: (A) any contract to which such Vendor is a party or by which such Vendor is bound; (B) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over such Vendor; (C) any License held by such Vendor; or (D) any Applicable Law; or (ii) create or impose any Encumbrance on any of the Shares.

3.1.4 Due Execution

      This Agreement has been, and each Closing Document to which such Vendors is a party will on Closing be, duly executed and delivered by such Vendor, and this Agreement constitutes, and each Closing Document to which such Vendors is or will be a party will on Closing constitute, a valid and binding obligation of such Vendor enforceable against such Vendor in accordance with its terms.

3.1.5 Authority

      Each of the Vendors has all requisite power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.2 General Representations and Warranties of the Vendors

      The Vendors, jointly and severally, represent and warrant to the Purchaser as follows in this Section 3.2 and acknowledge that the Purchaser is relying upon such representations and warranties in entering into this Agreement.

3.2.1 Corporate Matters

(a)	Each of DLCM and DLCT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by any of DLCM, DLCT, the Vendors or, to the best of the Vendors’ knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of DLCM or DLCT or with respect to any merger, consolidation, arrangement or reorganization relating to DLCM or DLCT (other than pursuant to the DLC Reorganization).

(b)	Each of DLCM and DLCT has all necessary power and authority to own or lease its Assets and to carry on its Business as at present carried on. Each of DLCM and DLCT possesses all Licenses material to the conduct of its Business and such Licenses are listed on Schedule 21. Neither the nature of the Business carried on by, nor the location or character of any of the Assets, requires either DLCM or DLCT to be registered, licensed or otherwise qualified as a foreign corporation or to be in good standing in any jurisdiction other than the jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose, namely in the case of DLCM, Pennsylvania, Delaware, New Jersey and the District of Columbia and in the case of DLCT, Pennsylvania.

(c)	The original or true copies of all articles of incorporation, bylaws, minute books and corporate records of each of DLCM and DLCT have been delivered to the Purchaser’s solicitors for review prior to the Closing Date. Such minute books and corporate records of DLCM and DLCT contain complete and accurate minutes (or copies thereof) of all meetings and proceedings of the shareholders and directors (or any committee thereof) of DLCM and DLCT and the share certificate books, registers of transfers, registers of shareholders and registers of directors of DLCM and DLCT are complete and accurate in all material respects.

(d)	The list of officers and directors in Schedule 9 constitutes a complete and accurate list of all officers and directors of each of DLCM and DLCT at the Effective Time.

3.2.2 Authorized and Issued Capital

      The authorized capital of DLCM consists of 1,000 shares of common stock, without par value of which, at the Closing Time, 100 shares of common stock have been validly issued and are outstanding as fully paid and non-assessable shares. The authorized capital of

DLCT consists of 1,000 shares of common stock without par value of which 100 shares of common stock have been validly issued and are outstanding as fully paid and non-assessable shares. At the Closing Time, DLCM is the registered and beneficial owner of all such issued and outstanding shares.

3.2.3 No Options

      No Person has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of any unissued stock, Voting Securities, Convertible Securities or Rights of DLCM or DLCT.

3.2.4 Subsidiaries

      DLCM is the legal and beneficial owner of all of the issued stock and Voting Securities, Convertible Securities and Rights of DLCT free and clear of Encumbrances. Neither DLCM nor DLCT owns, directly or indirectly, any equity securities or ownership interests in any Person except as set out in Schedule 1.

3.2.5 Absence of Conflicting Agreements; No Violation

      None of the execution and delivery of, nor the observance and performance by any of the Vendors of, any covenant or obligation under this Agreement or any Closing Document to which it is or will be a party, or the Closing:

(a)	contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)	any Applicable Law;

(ii)	any License of DLCM or DLCT;

(iii)	the articles, by-laws, directors or shareholders resolutions of DLCM or DLCT;

(iv)	the provisions of any agreement, Lease, mortgage, security document, obligation or instrument to which any such Vendor, DLCM or DLCT is a party, or by which either of them or the Assets are bound or affected;

(b)	relieves any other party to any Contract, Lease, Equipment Lease or Contractual Right, of that party’s obligations thereunder or enable it to terminate its obligations thereunder; or

(c)	results in the creation or imposition of any Encumbrance on DLCM or DLCT or any of their respective Assets.

3.2.6 Securities Legislation

      The sale of the Shares by the Vendors to the Purchaser hereunder will be made in compliance with all applicable federal and state securities legislation, including the Securities Act of 1933, as amended (the “Securities Act”), pursuant to valid exemption from registration and qualification thereunder. All offerings, sales and issuances by DLCM of the Shares were conducted in compliance with all Applicable Laws including the Securities Act, the Exchange Act, the Pennsylvania Securities Act of 1972 and all other applicable state “blue sky” laws. No securities of DLCM are or have been registered under, nor is DLCM required to file such reports under, the Exchange Act.

3.2.7 Consents, Approvals

      Except as set forth in Schedule 19, no consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by DLCM or DLCT, in connection with (a) the Closing, (b) the execution and delivery by the Vendors of this Agreement or the Closing Documents; (c) the observance and performance by the Vendors of their obligations under this Agreement or the Closing Documents; or (d) to avoid the loss of any License relating to the Business.

3.2.8 The Financial Statements

      The Financial Statements:

(a)	have been prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding periods;

(b)	are complete and accurate in all respects;

(c)	accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of DLCM and DLCT and the results of the operations of DLCM and DLCT as at the dates thereof and for the periods covered thereby;

(d)	reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period; and

(e)	contain or reflect adequate reserves for all liabilities and obligations of DLCM and DLCT of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

      No information has become available to the Vendors that would render the Financial Statements incomplete or inaccurate. The Condition of the Business as of the Effective Time will be at least as good as the financial condition reflected in the Interim Statements.

3.2.9 Undisclosed Liabilities

            Neither DLCM nor DLCT has any liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(a)	liabilities disclosed or provided for in the Financial Statements; and

(b)	liabilities incurred in the ordinary course of business since the date of the Interim Statements, which are consistent with past practice, are not, in the aggregate, material and adverse to either of DLCM or DLCT, or the Shares, or to the Condition of the Business and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

3.2.10 Absence of Changes

         Since March 31, 2001:

(a)	each of DLCM and DLCT has conducted its Business in the ordinary course, has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve its Business and its Assets;

(b)	there has not been any change in the Condition of the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been adverse and have not had nor may they be reasonably expected to have, either before or after the Closing Time, an adverse effect on the Condition of the Business;

(c)	there has not been any change in, or creation of, any Applicable Law, any termination, amendment or revocation of any License or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, an adverse affect on any of DLCM, DLCT or the Condition of the Business; and

(d)	there has not been any change in the accounting principles, policies, practices or procedures of DLCM or DLCT or their application to DLCM or DLCT, respectively.

3.2.11 Absence of Unusual Transactions

         Since March 31, 2001 neither DLCM nor DLCT has:

(a)	transferred, assigned, sold or otherwise disposed of any of its Assets or cancelled any debts or claims;

(b)	incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities referred to in the Financial Statements and obligations and liabilities incurred in the ordinary course of business, including those liabilities described in Schedule 26;

(c)	except as described in Schedule 26, settled any liability, claim, dispute, proceedings, suit or appeal pending against it or against any of its Assets;

(d)	discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities referred to in the Financial Statements and liabilities incurred since March 31, 2001;

(e)	suffered an operating loss or any extraordinary loss;

(f)	made any material change in the method of billing customers or the credit terms made available to customers;

(g)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(h)	waived or omitted to take any action in respect of any rights of substantial value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to its Assets or its Business;

(i)	hired or dismissed any Employees whose annual salary exceeds $50,000;

(j)	except as disclosed in Schedules 11 and 12, increased the compensation paid or payable to its existing employees or increased the benefits to which such employees are entitled under any benefit or pension plan of DLCM or DLCT or created any new benefit or pension plan for any such employees;

(k)	created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(l)	modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business;

(m)	declared or paid any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares;

(n)	except as disclosed in Schedule 4, entered into or become bound by any contract, agreement or arrangement, written or oral, either not in the ordinary course of business or involving or which may result in the payment of money by DLCM or DLCT with respect to any one transaction or an amount in excess of $50,000 with respect to all transactions; or

(o)	authorized or agreed or otherwise become committed to do any of the foregoing.

3.2.12 Tax Matters

(a)	Each of DLCM and DLCT has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by DLCM or DLCT (whether or not shown on any Tax Return) have been paid. Neither DLCM nor DLCT currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either DLCM or DLCT does not file Tax Returns that either DLCM or DLCT may be subject to taxation by that jurisdiction.

(b)	Each of DLCM and DLCT has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)	There is no dispute or claim concerning any Tax liability of either DLCM or DLCT either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the Vendors has knowledge.

(d)	Schedule 10 lists all federal, state, local, and foreign Tax Returns filed with respect to each of DLCM and DLCT for tax periods ended on or after June 30, 1994, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which a statement of deficiency has been assessed or agreed to and whether such deficiency has been satisfied. The Vendors have delivered to the Purchaser correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by either of DLCM or DLCT filed or delivered since June 30, 1998. On the Closing, the Vendors will deliver to the Purchaser correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by either of DLCM or DLCT filed or delivered between and including June 30, 1994 and June 29, 1998. Neither DLCM nor DLCT has waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)	Neither DLCM nor DLCT has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(f)	Neither DLCM nor DLCT has made any payments, is obligated to make any kind of payments, nor is a party to any agreement that under any circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

(g)	Neither DLCM nor DLCT is a party to a Tax allocation or Tax sharing agreement. Neither DLCM nor DLCT (i) has been a member of an Affiliated Group (as such term is defined in Section 1504 of the Code) filing a federal income Tax Return (other than a group the common parent of which was either DLCM or DLCT) or (ii) has any Obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)	Neither DLCM nor DLCT has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)	Neither DLCM nor DLCT has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) within the three-year period ending as of the Effective Time.

(j)	Each of DLCM and DLCT has disclosed on its respective federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)	Schedule 10 sets forth the following information with respect to each of DLCM and DLCT as of the Effective Time giving effect to the consummation of the transactions contemplated hereby: (i) the adjusted cost basis of capital properties; (ii) the cost of all depreciable properties; (iii) the accumulated depreciation taken on each class of depreciable property; (iv) the undepreciated capital cost of each class of depreciable property; (v) the basis of DLCM’s stock in DLCT; and (vi) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to each of DLCM and DLCT.

(l)	The respective unpaid Taxes of DLCM and DLCT (i) did not, as of June 30, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of DLCM and DLCT in filing their respective Tax Returns.

(m)	The Business is the only business ever conducted by DLCM and DLCT.

3.2.13 Contracts

(a)	Except for the Contracts, Contractual Rights, Leases, Equipment Leases and as disclosed in Schedule 4, neither DLCM nor DLCT is a party to or bound by any contract, agreement, lease or commitment, whether oral or written. True and correct copies of the Contracts, Contractual Rights, Leases and Equipment Leases have been delivered to the Purchaser or its solicitors prior to the Effective Time.

(b)	The Contracts and Contractual Rights are all in good standing and in full force and effect with no amendments except as disclosed on Schedule 4. All of the Contracts and Contractual Rights are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. Each of DLCM and DLCT has complied with all terms thereof, has paid all amounts due thereunder, has not waived any rights thereunder and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to DLCM or DLCT under the Contracts and Contractual Rights are still due and owing to it without any right of set-off. Schedule 4 also sets forth all quotations, orders or tenders for contracts which remain open for acceptance. Neither DLCM nor DLCT is a party to any Contract or Contractual Right which it does not have the capacity to perform, including the necessary personnel, equipment and supplies. No purchase commitment of either DLCM or DLCT is in excess of its normal business requirements or is not terminable by it without penalty on 30 days notice.

(c)	Except as described in Schedule 4 and except in connection with the DLC Reorganization, neither DLCM nor DLCT has acquired from, or had the use of any Assets of or provided any services to or received any services from or entered into an Agreement with, a Person which was, directly or indirectly, a shareholder or an Affiliate of either of them. Except as described in Schedule 4 and except in connection with the DLC Reorganization, neither DLCM nor DLCT has ever disposed of any Asset to a Person which was, directly or indirectly, a shareholder or an Affiliate of either of them for proceeds less than the fair market value of that Asset. Neither DLCM nor DLCT shall acquire or dispose of any of Assets to any of its direct or indirect shareholders or its Affiliates prior to the Effective Time.

3.2.14 Absence of Guarantees

         Neither DLCM nor DLCT has given or agreed to give, or is a party to or bound by, any guarantee of indebtedness or other obligations of third parties or any other commitment by which it is, or is contingently, responsible for such indebtedness or other obligations.

3.2.15 Restrictions on Business

         Neither DLCM nor DLCT is a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its Articles, its by-laws or its directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order which could restrict or interfere with the conduct of its Business or its use of the Assets or which could limit or restrict or otherwise adversely affect the Shares, the Assets or the Condition of the Business, other than statutory provisions and restrictions of general application to its business.

3.2.16 Compliance with Applicable Law

         Each of DLCM and DLCT has conducted and is conducting its Business in compliance with all Applicable Laws, and not in breach of any Applicable Laws.

3.2.17 Condition of Assets

         All material tangible Assets are in good working condition and good repair and comply with all Applicable Laws and other standards or approvals common in the industry in which the Business is involved, and all technology, equipment, devices, systems, software and hardware used by each of DLCM and DLCT is capable of handling, storing and outputting date information and of functioning accurately and without interruption.

3.2.18 Employees

         Schedule 11 contains:

(a)	the names and titles of all Employees together with the location of their employment;

(b)	the date each Employee was hired;

(c)	a list of all written employment contracts between DLCM and any Employee and between DLCT and any Employee;

(d)	the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since January 1, 2000 and all other bonuses, incentive schemes and benefits to which each Employee is entitled;

(e)	the amount of vacation pay or any other earned monetary benefit to which each Employee is entitled on the Effective Time;

(f)	the names of all retired employees of either or both of DLCM and DLCT who are entitled to benefits from either or both of DLCM and DLCT and the nature of such benefits;

(g)	the names of all Non-Active Employees, the reason they are Non-Active Employees (including employees on any type of leave of absence), whether they are expected to return to work and if so, when, and the nature of any benefits to which such Non-Active Employees are entitled from either or both of DLCM and DLCT;

(h)	particulars of all other material terms and conditions of employment or engagement of the Employees and the positions held by them; and

(i)	the names, positions and contractual conditions, including compensation and benefits, if any, of any contingent workers, leased employees or independent contractors.

         Except as disclosed in Schedule 11, no Employee is employed under a contract which cannot be terminated by DLCM or DLCT with or without notice.

3.2.19 Collective Bargaining Agreements

         Except as disclosed in Schedule 11, neither DLCM nor DLCT is a party, either directly or by operation of law, to any Collective Bargaining Agreement. Except as disclosed in Schedule 11, no labor organization, union, trade union, council of trade unions, employee bargaining agency or Affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. There is no question concerning representation, petition for certification of representation or demand for recognition involving any of the Employees. Except as described on Schedule 11, to the knowledge of the Vendors, there are no threatened or pending union organizing activities involving the Employees. Neither DLCM nor DLCT has any serious labor or employment problems that might adversely affect the Business or lead to an interruption of operations. There is not any strike or work stoppage threatened or occurring involving any Employees.

3.2.20 Benefit Plans

(a)	Except as set forth in Schedule 12, neither DLCM nor DLCT has established, maintained or contributed to any Benefit Plans and neither DLCM nor DLCT has proposed any Benefit Plans to which either would contribute, nor proposed any changes to any Benefit Plans now in effect (all of the preceding set forth in Schedule 12 referred to collectively hereinafter as “DLC’s Benefit Plans”). True and correct copies and descriptions of all of DLC’s Benefit Plans, all employees affected or covered by DLC’s Benefit Plans and all liabilities and obligations thereunder which will be in effect at the Effective Time are attached to Schedule 12.

(b)	If permitted or required by Applicable Law, all of DLC’s Benefit Plans have been submitted in good faith to meet the applicable requirements of ERISA and the Code to the Internal Revenue Service for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the Internal Revenue Service are attached to Schedule 12.

(c)	With respect to each DLC Benefit Plan, each of DLCM and DLCT will have made, at or prior to the Effective Time, all payments required to be made by them at or prior to the Effective Time and will have accrued (in accordance with GAAP) as of the Effective Time all payments due but not yet payable as of the Effective Time, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA and the Code) or waivers of such deficiencies.

(d)	The Purchaser has received a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any Governmental Authority with regard to any of DLC’s Benefit Plans and the most current actuarial report with regard to any of DLC’s Benefit Plans. All of DLC’s Benefit Plans are, and have been, operated in full compliance with their provisions and with all Applicable Laws including ERISA and the Code and the regulations and rulings thereunder. DLCM, DLCT and all fiduciaries of DLC’s Benefit Plans have complied with the provisions of DLC’s Benefit Plans and with all Applicable Laws including ERISA and the Code and the regulations and rulings thereunder.

(e)	There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to the sale of the Shares) of any of DLC’s Benefit Plans. There would be no liability of DLCM or DLCT under Title IV of ERISA if any of DLC’s Benefit Plans were terminated as of the Effective Time.

(f)	Neither DLCM nor DLCT has incurred, or will incur, any withdrawal liability, nor does DLCM or DLCT have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA and the Code). Neither DLCM nor DLCT has incurred, or will incur, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto).

(g)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due from DLCM or DLCT under any of DLC’s Benefit Plans, (ii) increase any benefits otherwise payable under any of DLC’s Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(h)	There are no pending actions, claims or lawsuits which have been asserted or instituted against any of DLC’s Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of any of DLC’s Benefit Plans (other than routine benefit claims) nor does DLCM or DLCT have knowledge of facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits of any of DLC’s Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of DLC’s Benefit Plans which have been threatened or instituted, nor does DLCM or DLCT have knowledge of facts which could form the basis for any such investigation or audit.

(i)	Except as disclosed in Schedule 12, no event has occurred or will occur which will result in liability to DLCM or DLCT in connection with any Benefit Plan established, maintained, or contributed to (currently or previously) by DLCM or DLCT or by any other entity which, together with DLCM or DLCT, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

3.2.21 Litigation

         Except as disclosed in Schedule 8, there is no claim, charge, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding, audit or other proceeding, at law or in equity, including appeals and applications for review, in progress against, by or relating to either DLCM or DLCT nor to the best of the knowledge of the Vendors are any of the same pending or threatened. The Vendors are not aware of any state of facts which would provide a valid basis for any of the foregoing. The information set out in Schedule 8, includes a summary of the issues, the names and addresses of the parties and their solicitors, an indication of whether DLCM or DLCT has duly submitted an insurance claim in respect thereof and an estimate of the amount required to settle the actions. Such information is all, to the best of the Vendors’ knowledge, accurate and complete and set out in Schedule 8 and the potential cost of any adverse determination or settlement of, including the amount of the insurance deductible applicable to, each claim is properly accrued for in the Financial Statements and in the Books and Records.

3.2.22 Insurance

         Each of DLCM and DLCT is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Effective Time. Schedule 14 is a true and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by either or both of DLCM and DLCT as of the Effective Time. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to the Purchaser. Neither DLCM nor DLCT is in default with respect to any of the provisions contained in any such insurance policy. For any current claim that has not been settled or finally determined, neither DLCM nor DLCT has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. All such policies of insurance are in full force and effect and neither DLCM nor DLCT is in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.2.23 Title to Properties

         Except for Permitted Encumbrances and as disclosed in the Financial Statements or in Schedule 24, each of DLCM and DLCT have good and marketable title to all of its Assets free and clear of all Encumbrances. Those Assets listed in the Schedules are accurately described in the Schedules and constitute all of the Assets owned by or licensed to DLCM or DLCT which are necessary or desirable to operate the Business as it has been operated by them in the ordinary course in the past.

3.2.24 Intellectual Property Rights

(a)	Rights. Schedule 6 contains a true and complete list of all Intellectual Property Rights which have been registered, or for which applications for registration have been filed in any jurisdiction.

(b)	Ownership. Except as set forth in Schedule 6, either DLCM or DLCT is the exclusive owner of the Intellectual Property Rights and all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances except for Permitted Encumbrances and the Vendors have no knowledge of any claim of adverse ownership in any Intellectual Property Rights.

(c)	Validity. The Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights. All registrations and filings necessary to preserve the rights of DLCM and DLCT in and to the Intellectual Property Rights have been made.

(d)	Infringements by DLCM or DLCT. Except as set forth in Schedule 6, there is no claim of adverse ownership or invalidity or other opposition to or conflict with any of the Intellectual Property Rights nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against DLCM or DLCT relating to the Intellectual Property Rights.

(e)	Licenses and Covenants Not to Sue. Schedule 6 sets forth a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, franchises, licenses and other agreements and arrangements relating to any of the Intellectual Property owned by DLCM and DLCT which bind, obligate or otherwise restrict DLCM and DLCT.

(f)	Third Party Infringements. There are no infringements of, passing-off related to, or other interference with the Intellectual Property Rights by third parties.

(g)	Protection of Confidentiality. Each of DLCM and DLCT has taken commercially reasonable precautions and made commercially reasonable efforts to protect its trade secrets and secure the confidentiality of its customer lists, and other proprietary information. Neither of DLCM nor DLCT’s customer lists have been disclosed to any Person other than the Purchaser and its authorized agents.

3.2.25 Environmental Matters

(a)	Compliance. Each of DLCM and DLCT possesses all Environmental Permits necessary or desirable to operate the Business. The Environmental Permits are listed on Schedule 13. All operations of DLCM and DLCT are now and always have been in compliance in all respects with all applicable Environmental Laws and all Environmental Permits. The representations and warranties in this paragraph (a) are not limited by any of the other representations and warranties set out in the subsequent paragraphs of this Section.

(b)	Environmental Permits. The Environmental Permits are in full force and effect unamended, have been complied with in all respects and there are no proceedings in progress, or to the knowledge the Vendors pending or threatened, which may result in the cancellation, revocation, suspension, or modification of any Environmental Permit.

(c)	Remedial Orders. None of DLCM, DLCT, the Business nor the Assets are the subject of any Remedial Order, nor to the knowledge of the Vendors, has any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

(d)	Reporting. Each of DLCM and DLCT has provided all reports and information to the appropriate Governmental Authority as required by such Governmental Authority pursuant to all applicable Environmental Laws and the Environmental Permits. The Vendors have fully disclosed to the Purchaser the circumstances in which such reports have been filed. Copies of such reports and any supporting material have been provided to the Purchaser.

(e)	Neighbours. The Vendors know of no Release or Disposal of any Hazardous Substance from any property that could have an adverse effect on the Leased Premises, DLCM, DLCT, the Business or the Assets. No property adjacent to any of the Leased Premises has been used for the

Disposal, processing or treatment of any Hazardous Substance or as a dumpsite, either permanently or temporarily.

3.2.26 Occupational Health and Safety

         Each of DLCM and DLCT is in compliance with all Environmental Laws and occupational health and safety laws affecting Employees or the Business, including all applicable provisions of and regulations under the Occupational Safety and Health Act (“OSHA”) or any similar state or local law or ordinance. Neither DLCM nor DLCT has received any citation for any violation of OSHA or any similar law during the last five years. There is no pending audit or inspection scheduled of DLCM or DLCT’s premises by either the U.S. Department of Labor or any Governmental Authority with jurisdiction over health and safety issues.

3.2.27 Leased Premises

(a)	Each of DLCM and DLCT has such rights of entry and exit to and from the Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(b)	No part of the Leased Premises is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Premises for its current use. No portion of the Leased Premises is located in a flood hazard area as designated by a Governmental Authority or is subject to any restrictions or fill regulations of any conservation authority.

(c)	The Leased Premises are zoned to permit their current uses.

(d)	Neither DLCM nor DLCT now owns or has ever owned any real property.

3.2.28 Leases of Real Property

         Schedule 2 sets forth a true and complete list of all of the real property leases and subleases and rights of occupancy of DLCM and DLCT.

(a)	Each of the Leases is valid and enforceable in accordance with its terms.

(b)	Each of the Leases covers the entire estate it purports to cover and following Closing will continue to entitle DLCM and DLCT, as the case may be, to the use, occupancy and possession of the real property specified in the Lease for the purposes such property is currently used.

(c)	All payments required to be paid by DLCM or DLCT pursuant to the Leases have been paid when due and neither DLCM nor DLCT is otherwise in default in meeting its obligations under any of the Leases.

(d)	None of the landlords under the Leases is in default in meeting any of its obligations under its respective Lease.

(e)	No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to any of the Leases and no party to any Lease is claiming any such default or taking any action purportedly based upon any such default.

(f)	Neither DLCM nor DLCT has not waived, or omitted to take any action in respect of, any of its rights under any Lease.

3.2.29 Major Suppliers and Customers

         The Vendors have disclosed to the Purchaser on Schedule 20 a list of each supplier of goods and services to, and each customer of, the Business to whom DLCM or DLCT paid or billed, separately or collectively, in excess of $50,000 in the aggregate during the 12 month period ending March 31, 2001 together with, in each case, the amount so paid or billed. DLCM and DLCT are the sole and exclusive owners of, and have the unrestricted right, to use, such lists. Neither such list nor any information relating to customers or suppliers of DLCM or DLCT, within three years prior to the date of this Agreement, been made available to any Person other than the Purchaser. To the knowledge of the Vendors, no such supplier or customer has any intention of changing its relationship or any material terms upon which it will conduct business with either or both of DLCM and DLCT. There has been no interruption to or discontinuity in any such customer or supplier arrangements or relationships.

3.2.30 Restrictive Covenants

         Neither DLCM nor DLCT is a party to or bound or affected by any commitment, agreement or document which limits its freedom to compete in any line of business, transfer or move any of its assets or operations or which does or could adversely affect its business practices, operations or conditions after the Closing.

3.2.31 Equipment Leases

         Schedule 3 sets forth a true and complete list of all Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists on the part of either DLCM or DLCT, or, to the knowledge of the Vendors, on the part of any of the other parties thereto. The entire interest of DLCM or DLCT, as the case may be, under each of the Equipment Leases is held by it free and clear of any Encumbrances, except for Permitted Encumbrances and all payments due under the Equipment Leases have been duly and punctually paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

3.2.32 Licenses

         The only Licenses necessary or desirable for the operation of the Business and the ownership of the Assets are listed in Schedule 21 and all such Licenses are in full force and effect unamended. Each of DLCM and DLCT is in compliance with all provisions of the Licenses and there are no proceedings in progress, or to the best of the knowledge of the Vendors, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licenses.

3.2.33 Accounts Receivable

         All Accounts Receivable have been accurately recorded in the Accounting Records, are bona fide, good and collectible at the full face value thereof within 180 days after the date they arose, without discount, rebate, set-off or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for in the Accounting Records. DLCM’s or DLCT’s, as the case may be, rights in respect of each Account Receivable and under the security related thereto will have been enforced by it up to the Effective Time in accordance with normal business practices and will not have been waived, modified or compromised in any manner.

3.2.34 Books and Records

         The Vendors have made available to the Purchaser all Books and Records of or relating to DLCM and DLCT. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of DLCM and DLCT in accordance with good business practice and all material financial transactions relating to them have been accurately recorded in such Books and Records. No information, records or systems pertaining to the operation or administration of DLCM or DLCT are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person. The Vendors has disclosed the existence of and made available for review by the Purchaser all the Books and Records.

3.2.35 No Joint Venture Interests

         Neither DLCM nor DLCT has agreed to become, a partner, member, owner, proprietor or equity investor of or in, or lender to, any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking or to acquire or lease any other business operation or has any other significant investment interests in any similar business owned or controlled by any third party.

3.2.36 Bank Accounts

         The name of each bank or other depository in which either or both of DLCM and DLCT maintains any bank account, trust account or safety deposit box is set forth in Schedule 22, along with the names of all persons authorized to draw thereon or who have access thereto.

3.2.37 Disclosure

         No representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the Shares seeking full information as to the Shares, DLCM, DLCT, the Business and the Assets. Without limiting the scope of the foregoing, the Vendors are not aware of any change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the Shares, DLCM, DLCT, the Business and the Assets, or the ability of DLCM and DLCT to operate the Business subsequent to the Effective Time in the manner in which it has been operated by them prior to the Effective Time, or which could materially increase the costs incurred by DLCM and DLCT in operating the Business subsequent to the Effective Time, including any pending or present change in any Applicable Law or other requirement, including the obtaining or maintenance of Licenses or approvals.

3.2.38 Accuracy at Closing Time

         Each representation and warranty of the Vendors contained in this Agreement shall be true and correct as of the Closing Time as if made at and as of the Closing Time except for any representation or warranty which is expressly stated to be made only as of a specific date, which shall be true and correct only as of such date, or for any representation or warranty to the extent that it is affected by the occurrence of events or transactions expressly permitted by this Agreement.

3.3 Representations and Warranties of the Purchaser

         The Purchaser represents and warrants to the Vendors as follows in this Section 3.3 and acknowledges that the Vendors are relying upon such representations and warranties in entering into this Agreement.

3.3.1 Corporate Matters

(a)	The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Purchaser or, to the best of the Purchaser’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser.

(b)	The Purchaser has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Agreement and the Closing Documents to which it is or will be a party. The Purchaser has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, the Agreement and the Closing Documents to which it is or will be a party.

(c)	This Agreement has been, and each Closing Document to which the Purchaser is or will be a party will on Closing be, duly executed and delivered by the Purchaser, and this Agreement constitutes, and each Closing Document to which the Purchaser is or will be a party will on Closing constitute, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

3.3.2 Absence of Conflicting Agreements

         None of the execution and delivery of, nor the observance and performance by the Purchaser of, any covenant or obligation under, the Agreement or any Closing Documents to which it is or will be a party or the Closing contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(a) any Applicable Law;

(b) the articles, by-laws, directors’ or shareholders’ resolutions of the Purchaser;

(c) the provisions of any agreement, lease, mortgage, security document, obligation or instrument to which the Purchaser is a party or by which the Purchaser or its assets are affected or bound.

3.3.3 Consents and Approvals

      No consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Purchaser in connection with the Closing, the execution and delivery by the Purchaser of this Agreement or any Closing Document to which it is or will be a party, or the observance and performance by the Purchaser of its obligations under this Agreement or any Closing Documents to which it is or will be a party.

3.4 Interpretation

      Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

3.5 Commission

      Each Party represents and warrants to each other Party that no other Party will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

3.6 Non-Waiver

      No investigations made by or on behalf of the Purchaser at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by a Vendor in this Agreement or in any Closing Document. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.7 Qualification of Representations and Warranties

      Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:

(a) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

3.8 Survival of Representations and Warranties of Chila and/or the Vendors

      All representations, warranties, statements, covenants and agreements made by the Vendors in this Agreement or any Closing Document shall survive the Closing as follows:

(a) the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.2.2, 3.2.3, 3.2.23, 3.2.24(b) and (c) and Section 3.5 of this Agreement shall survive the Closing and continue without time limit;

(b) the representations and warranties set out in Section 3.2.12 in respect of a particular taxation year, period or event (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1.1) shall survive the closing of the transactions contemplated hereby and continue in full force and effect until 90 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax under applicable Tax legislation in respect of such taxation year, period or event could be issued under such Tax legislation, taking into account any waivers or similar documents extending such period given by DLCM or DLCT prior to (but not after) the Effective Time;

(c) all of the other representations and warranties contained in this Agreement or any Closing Document shall survive for a period of five years only from the Effective Time. After such period, the Vendors shall not have any further liability with respect to such representations and warranties except with respect to claims properly made within such period; and

(d) all covenants and agreements of the Vendors contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit unless any such covenant or agreement is expressly stated to survive for a specified period in which case it shall survive in accordance with its terms.

      For greater certainty, there shall be no limitation on the right of the Purchaser to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Vendor.

3.9 Survival of Representations and Warranties of Purchaser

      All representations and warranties made by the Purchaser in this Agreement or any Closing Document shall survive the Closing for a period of five years only from the Effective Time with the exception of the representation and warranty contained in Section 3.5 which shall survive indefinitely. After such period, the Purchaser shall have no further liability with respect to such representations and warranties except with respect to claims properly made within such period. All covenants and agreements of the Purchaser contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit unless any such covenant or agreement is expressly stated to survive for a specified period in which it shall survive in accordance with its terms.

3.10 Knowledge of the Vendors

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Vendors, it shall be deemed to refer to the knowledge of Chila and the knowledge he would have had if he had conducted a diligent inquiry into the relevant subject matter. Chila confirms that he has made due and diligent inquiry of such Persons (including appropriate officers of DLCM and DLCT) as he considers necessary as to the matters that are the subject of such representations and warranties.

3.11 Knowledge of the Purchaser

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Purchasers, it shall be deemed to refer to the knowledge of Charles Huntzinger and Bruce Newsome and the knowledge either of them would have had if he had conducted a diligent inquiry into the relevant subject matter. Each of Charles Huntzinger and Bruce Newsome confirm that they have made due and diligent inquiry of such Persons (including appropriate officers of Impark) as he considers necessary as to the matters that are the subject of such representations and warranties.

ARTICLE 4

OTHER COVENANTS OF THE PARTIES

4.1 Taxes

(a) The Vendors shall prepare for execution and filing by DLCM and DLCT all Tax Returns required to be filed by DLCM and DLCT in respect of periods ending on or prior to the Effective Time and shall forthwith provide a copy of each such Tax Return to the Purchaser and shall pay all Taxes relating to DLCM and DLCT’s Business which arise prior to or are related to a period of time ending at or prior to the Effective Time to the extent that they have not been accrued therefor by DLCM and DLCT on the Agreed Estimate Working Capital Statement. The Purchaser shall cause each of DLCM and DLCT to prepare and file all Tax Returns required to be filed after the Effective Time.

(b) Each of the Vendors and the Purchaser shall, and to the extent they are able, shall cause DLCM and DLCT to, cooperate fully, as and to the extent reasonably requested by another Party in connection with the filing of Tax Returns to be filed by DLCM and DLCT following the Effective Time and any audit, litigation or other proceeding with respect to Taxes payable by DLCM or DLCT in respect of periods which commenced or ended prior to the Effective Time. Such cooperation shall include the retention, and (upon another Party’s request) the provision, of records and information which are reasonably relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Each of the Vendors and the Purchaser shall, and to the extent they are able, shall cause DLCM and DLCT to, upon request, use all of their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Tax that could be imposed (including with respect to the transactions contemplated hereby).

4.2 Filings with Governmental Agencies

      As soon as practicable, the Purchaser shall make all filings, notices or requests for approval required to be given or made to any Governmental Authority in connection with the sale and transfer of the Shares. Each Party shall furnish to the other such information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by it but neither the Purchaser nor the Vendors shall be obligated to provide to any Governmental Agency any undertakings or commitments other than those that are not unduly onerous or which are commonly provided in transactions of the nature and size contemplated by this Agreement.

4.3 Post Closing Access

      After the Closing, upon reasonable notice, each of the Purchaser and the Vendors will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to the Books and Records which relate to DLCM and DLCT and the Business and which relate to periods prior to the Closing, and will permit such persons to examine and copy such Books and Records to the extent reasonably requested by any such Party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes. However, the Purchaser shall not be obligated to take any action pursuant to this Section that would unreasonably disrupt DLCM, DLCT or the Business, violate the terms of any contract to which it or either or both of them is a party or grant access to any of its proprietary, confidential or classified information. The Vendors and the Purchaser will cooperate, and the Purchaser shall cause DLCM and DLCT to cooperate with each other, in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of DLCM, DLCT, the Shares, the Assets or the Business (or the income therefrom or assets thereof) and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

4.4 Discharges

      The Vendors shall use reasonable efforts to obtain within six weeks of the Closing Date discharges of those liens indicated on Schedule 24.

4.5 Non-Disturbance Agreements and Estoppel Certificates

      The Vendors shall use reasonable efforts to obtain within six weeks of the Effective Time, the Non-Disturbance Agreements and the Estoppel Certificates. For greater certainty, this Section shall not obligate any of the Vendors, DLCM or DLCT to make any payment to any Person or to pay any other charge or fee (except a payment contracted for with a third party or a payment to a lessor or third party to cover the lessor’s or third party’s expenses associated with the Non-Disturbance Agreements and the Estoppel Certificates) or make additional payments, guarantees or financial contributions or arrangements or to institute legal or arbitration or other proceedings to obtain such consents or waivers.

4.6 PNC Consent

      The Vendors shall have obtained the consent of PNC Bank, NA to the change of control of DLCM and DLCT arising as a result of the DLC Reorganization and the completion of the transactions contemplated hereby within 60 days of the Effective Time.

ARTICLE 5

INDEMNIFICATION

5.1 Definitions

      As used in this Article 5:

“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 5.2 or 5.3;

“Commercial Use” means use of the Assets by the Purchaser or its Affiliates but does not include a sale, lease or other disposition of all or part of the Assets;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Environmental Contamination of DLCM or DLCT” means any Hazardous Substance which can be shown:

(i) to have existed in, at, on or under the Leased Premises or the Assets prior to Effective Time, whether or not caused by either or both of DLCM and DLCT; or

(ii) to be present at any other place and to have resulted from the operations of either or both of DLCM and DLCT or the Business prior to the Effective Time.

“Environmental Loss” means any Loss suffered or incurred by the Purchaser or either or both of DLCM and DLCT:

(i) as a result of any Order, Environmental Request or Third Party Claim made against the Purchaser or either or both of DLCM and DLCT in respect of any Environmental Contamination of either or both of DLCM and DLCT;

(ii) which are costs incurred by the Purchaser which are necessary to remedy any Environmental Contamination of either or both of DLCM and DLCT, so that the Purchaser or its Affiliates can make Commercial Use of any portion of the Assets.

“Environmental Request” means a written request made by any Governmental Authority to the Purchaser or either or both of DLCM and DLCT pursuant to Environmental Laws which relates to any Environmental Contamination of either or both of DLCM and DLCT;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Sections 5.2 or 5.3;

“Loss” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and consequential damages;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party; and

“Third Party Claim” means any Claim asserted against an Indemnified Party or either or both of DLCM and DLCT, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party.

5.2 Indemnification by the Vendors and Chila

5.2.1 Indemnity by the Vendors for Breach of Representations and
         Warranties in Section 3.1

      Each of the Vendors shall indemnify, defend and save harmless the Purchaser and each of its Representatives on a several and not a joint basis from and against any and all Losses suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) subject to Section 3.8, any misrepresentation or breach of warranty made or given by such Vendor:

(i) in Section 3.1 of this Agreement; or

(ii) in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document pertaining to the subject matter of the representations and warranties made or given in Section 3.1; and

(b) any failure by such Vendor to transfer to the Purchaser at or prior to the Effective Time, all of the Shares registered in his name, free and clear of Encumbrances.

5.2.2 Indemnity by Vendors for Breach of Representations and
         Warranties

      Each of the Vendors shall indemnify, defend and save harmless the Purchaser and each of its Representatives on a joint and several basis from and against any and all Losses suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) subject to Section 3.8, any misrepresentation or breach of warranty made or given by the Vendors in:

(i) any Section of this Agreement other than Section 3.1, or

(ii) any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document pertaining to the subject matter of the representations and warranties made or given in any Section of this Agreement other than Section 3.1; and

(b) any failure by the Vendors to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

5.2.3 Other Indemnities

      In addition, the Vendors shall indemnify, defend and save harmless the Purchaser and each of its Representatives on a joint and several basis from and against any and all Losses suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) any Environmental Loss; or

(b) any Claim against either or both of DLCM and DLCT instituted prior to or after the Effective Time and whether or not disclosed on Schedule 8 or Schedule 24 which is based on an act or omission of either or both of DLCM and DLCT prior to the Effective Time; and

(c) any Taxes required to be paid by either or both of DLCM and DLCT relating to any period ending on or before the Effective Time, in excess of the Taxes accrued as a liability in the Agreed Estimate Working Capital Statement.

The Parties agree that, for the purposes of this Article 5, any and all Losses suffered or incurred by either or both of DLCM and DLCT (calculated without duplication) as a direct or indirect result of, or arising in connection with, or related in any manner to the matters referred to in this Section 5.2 shall, dollar-for-dollar, be deemed to be a Loss suffered or incurred by the Purchaser.

5.3 Indemnification by the Purchaser

      The Purchaser shall indemnify, defend and save harmless the Vendors and each of the Vendors’ Representatives from and against any and all Losses suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) subject to Section 3.9, any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b) any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

5.4 Agency for Representatives

      Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

5.5 Notice of Third Party Claims

      If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than 30 days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

5.6 Defense of Third Party Claims

      The Indemnifier may participate in or assume the defense of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 20 days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defense. The Indemnified Party shall co-operate in good faith in the defense of each Third Party Claim, even if the defense has been assumed by the Indemnifier and may participate in such defense assisted by counsel of its own choice at its own expense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defense of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defense, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

5.7 Assistance for Third Party Claims

      The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defense of any Third Party Claim (the “Defending Party”),

(a) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.8 Settlement of Third Party Claims

      If an Indemnifier elects to assume the defense of any Third Party Claim as provided in Section 5.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defense of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party.

5.9 Direct Claims

      Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30 day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

5.10 Failure to Give Timely Notice

      A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.11 Reductions and Subrogation

      If the amount of any Loss at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier.

Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

5.12 Payment and Interest

      All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnifier to the Indemnified Party. Each Indemnifier shall pay the amount of any Loss set forth in any Claim with all accrued interest thereon within 10 Business Days of receiving notice of a Claim. If such Claim is subsequently determined not to have been valid, the Indemnified Party shall reimburse the Indemnifier for the amount so paid together with interest at the Prime Rate per annum.

5.13 Limitation

      Notwithstanding any other provision of this Agreement:

(a) No claims for indemnification may be made by the Purchaser against any of Vendors under Section 5.2.1 or Section 5.2.2(a) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by one or more of the Vendors in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document, unless and until the Losses suffered or incurred by the Purchaser and by all of its Representatives collectively, in respect of all such misrepresentations or breaches of warranty, exceed individually or in the aggregate $10,000, in which event the amount of all such Losses including such $10,000 amount may be recovered by the Purchaser from any or all of the Vendors, as appropriate.

(b) No claims for indemnification may be made by the Vendors against the Purchaser under Section 5.3(a) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Purchaser in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document unless and until the Losses suffered or incurred by the Vendors in respect of all such misrepresentations or breaches of warranty, exceed $10,000 in the aggregate, in which event the amount of all such Losses including such $10,000 amount may be recovered by the Vendors.

(c) The liability of any Management Vendor to indemnify the Purchaser and its Representative under Section 5.2.1, 5.2.2 and 5.2.4 shall be limited to such Management Vendor’s Pro Rata Share of such Losses and in any event to the maximum extent of its Pro Rata Share of the Purchase Price.

5.14 Rights in Addition

      The rights of indemnity set forth in this Article 5 are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement, any Closing Document and the transactions contemplated hereby.

5.15 Set-Off

      The Purchaser may set off against any amount due under this Agreement any Loss incurred by it from time to time. If the amount of the Losses incurred by the Purchaser exceeds the amount due under this Agreement at any time, then a portion of such Losses shall be set off against the total amount due under this Agreement and the Vendors shall forthwith pay to the Purchaser the Losses incurred by the Purchaser which are in excess of the total amount due under this Agreement. The right of the Purchaser to obtain payment on account of the liability of the Vendors for Losses by setting off all or part of such Losses against the amount due under this Agreement, shall not relieve the Vendors of their continuing liability to indemnify the Purchaser in the event the amount due under this Agreement at any time is not sufficient to pay off and discharge completely the Losses suffered or incurred by the Purchaser.

ARTICLE 6
CONDITIONS PRECEDENT

6.1 Purchaser’s Conditions

      The Purchaser shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Sections of this Section 6.1 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Purchaser and the Purchaser may, to the extent permitted by applicable law, waive any of them in whole or in part in writing.

6.1.1 Consents, Authorizations and Registrations

      All consents, approvals, Orders and authorizations of any Person, including any Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing (other than routine post-closing notifications or filings, the Non-Disturbance Agreements, the Estoppel Certificates and the consent of PNC Bank, NA), shall have been obtained or made on or before the Closing Time.

6.1.2 Litigation

      No court order shall have been entered that prohibits or restricts the Closing or that would materially impair the ability of Purchaser to operate the Business after the Closing. None of the Parties (including the Purchaser), nor any of their respective directors, officers, employees or agents, shall be a defendant or third party to or threatened with any litigation or proceedings before any Governmental Authority which, in the opinion of the Purchaser, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or any Closing Document.

6.1.3 Receipt of Closing Documentation

      All documentation relating to the sale and purchase of the Shares including the Closing relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendors of their obligations under this Agreement shall be satisfactory to the Purchaser and its counsel. The Purchaser shall have received copies of the Closing Documents and all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel.

6.1.4 Directors and Officers of DLC

      At the Closing Time:

(a) all directors and officers of DLCM and DLCT, other than Chila, shall submit a resignation from all positions with either or both of DLCM and DLCT, and

(b) all directors and officers of DLCM and DLCT shall submit a signed comprehensive release of all claims against DLCM and DLCT up to the Effective Time, including advances made to DLCM and DLCT but excluding claims for specified current unpaid remuneration.

6.1.5 Chila Employment Contract

      Chila shall have executed and delivered to the Purchaser the Employment Contract substantially in the form of Schedule 15 and shall have resigned from his employment with DLCM and DLCT, effective the Effective Time.

6.1.6 Management Vendors Employment Contract and Non-Competition Agreement

      Each of the Management Vendors (other than Miller) shall have executed and delivered to the Purchaser the Offer of Employment and the Non-Competition Agreement substantially in the form of Schedule 16A and 16B, respectively and shall have resigned from their employment with DLCM and DLCT, effective the Effective Time.

6.1.7 Opinion of Counsel for the Vendors

      The Purchaser shall have received an opinion of counsel to the Vendors dated the Closing Date, in the form of Schedule 18. In giving such opinion, counsel to the Vendors may rely on certificates of the Vendors and Governmental Authorities as to factual matters, so long as they attach those certificates to the opinion. Such opinion shall also cover such other matters as the Purchaser may reasonably request.

6.1.8 Chila-DLC

      Chila, Theresa Chila and DLC shall have entered into a lease extension agreement substantially in the form of Schedule 25.

6.1.9 Accounts Receivable

      Prior to the Closing Date, the Vendors shall provide to the Purchaser an up-to-date list (accurate to within seven days of the Closing Date) of all outstanding Accounts Receivable.

6.2 Vendors’ Conditions

      The Vendors shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Sections of this Section 6.2 have been satisfied in full at or before the Effective Time. Each of such conditions precedent is for the exclusive benefit of the Vendors and the Vendors may waive any of them in whole or in part in writing.

6.2.1 Guarantee

      The Vendors shall have received a guarantee of Imperial Parking Corporation in form and substance satisfactory to them, acting reasonably.

6.2.2 Litigation

      No Order shall have been made that prohibits or restricts the Closing. None of the Parties (including the Vendors), nor any of their respective directors, officers, employees or agents, shall be a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Authority which, in the opinion of the Vendors, acting reasonably, could prevent or restrict that Party from performing any of its obligations in any Acquisition Document.

6.2.3 Opinion of Counsel for Purchaser

      Chila shall have received an opinion of counsel to the Purchaser dated the Closing Date, in the form of Schedule 17. In giving such opinion, counsel to the Purchaser may rely on certificates of senior officers of the Purchaser and Governmental Authorities as to factual matters, so long as they attach these certificates to the opinion. Such opinion shall also cover such other matters as Chila may reasonably request.

6.2.4 Chila Employment Contract and Non-Competition Contract

      The Purchaser or such other member of Impark as the Purchaser designates shall have executed and delivered to Chila the Employment Contract and the Non-Competition Agreement substantially in the form of Schedule 15.

6.2.5 Management Vendors’ Employment Contracts and Non-Competition Agreements

      The Purchaser or such other member of Impark as the Purchaser designates shall have executed and delivered to the each of the Management Vendors (other than Miller) the Offer of Employment and the Non-Competition Agreements substantially in the form of Schedule 16A and 16B, respectively.

6.3 Waiver

      Any Party may waive, to the extent permitted by Applicable Law, by notice to the other Parties, any condition set forth in this Article 6 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

6.4 Failure to Satisfy Conditions

      If any condition set forth in Sections 6.1 or 6.2 is not satisfied at the Closing Time, or if it becomes apparent that any such condition can not be satisfied at the Closing Time, the Party entitled to the benefit of such condition (the “First Party”), may terminate this Agreement by notice in writing to the other Party and in such event:

(a) unless the other Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default by the First Party hereunder, the First Party shall be released from all obligations hereunder; and

(b) unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default by the other Party hereunder, then the other Party shall also be released from all obligations hereunder.

6.5 Destruction or Expropriation

      If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the Assets, or if the Assets or any material part of them are expropriated or forcefully taken by any Governmental Authority or if notice of intention to expropriate a material part of the Assets has been filed in accordance with Applicable Law, then the Purchaser may, at its option, send written notice to the Vendors that this Agreement is terminated.

ARTICLE 7
GENERAL

7.1 Expenses

      Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants; provided that, for greater certainty, any expenses incurred by DLCM or DLCT in connection with the sale of the Shares, the DLC Reorganization and the transfer of the Shares to the Management Vendors by Chila shall be, and shall be deemed to be, expenses of the Vendors.

7.2 Time

      Time is of the essence of each provision of this Agreement.

7.3 Notices

(a) Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i) delivered in person during normal business hours on a Business Day and left with the recipient or other responsible Person at the applicable address set forth below;

(ii) sent by prepaid first class mail; or

(iii) sent by any electronic means of sending messages, including facsimile transmission and e-mail, which produces a paper record (“Transmission”);

in the case of a notice to the Vendors, addressed to them at:

510 Walnut Street, Suite 420 Philadelphia, PA
USA	19106-3601

Attention:	Dominic Chila

Fax No.:	215-829-8211
E-mail:	dchila@dlcpark.com

with a copy to:

Abrahams, Lowenstein & Bushman One Liberty Place 1650 Market Street Suite 3100 Philadelphia, PA
USA	19103-7372

Attention:	Alan Sanders, Esq.

Fax No.:	215-587-0888
E-mail:	asanders@e-alb.com

and in the case of a notice to the Purchaser, addressed to it at:

Suite 300 601 West Cordova Street Vancouver, British Columbia V6B 1G1

Attention:	President

Fax No.:	604-331-7289
E-mail:	chuntzinger@impark.com

with a copy to:

Fasken Martineau DuMoulin LLP P.O. Box 20, Suite 3700 Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario
Canada	M5K 1N6

Attention:	Lynne Golding

Fax No.:	416-364-7813
E-mail:	lgolding@tor.fasken.com

(b) Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i) in the case of personal delivery, if delivered before 5:00 p.m. in the local time of the recipient on the day it was delivered; otherwise, on the first Business Day thereafter;

(ii) in the case of mailing, on the third Business Day after it was mailed (excluding the day of mailing and each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(iii) in the case of a Transmission, on the same day that it was sent.

      Any Party may change its address for notice by giving notice to the other Parties provided that such notices shall be deemed received when actually received.

7.4 Public Announcements

      Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law.

7.5 Assignment

(a) The Purchaser may, without the consent of the Vendors, assign this Agreement and its rights hereunder to an Affiliate on condition that the Purchaser remain liable to observe and perform all of its covenants and obligations hereunder.

(b) Subject to Subsection 7.5(a),

(i) no Party may assign any rights or benefits under this Agreement to any Person;

(ii) each Party agrees to perform its obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those obligations; and

(iii) no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against the other Party except to the extent that other Party has consented to it in writing.

(c) Subject to Section 7.5(a) and (b), this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of merger of any Party) and permitted assigns.

7.6 Further Assurances

      Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and each Closing Document.

7.7 Remedies Cumulative

      The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law, including the right to seek and obtain an order for specific performance. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

7.8 Authority of Chila

      Each of the Management Vendors hereby irrevocably appoints Chila as such Vendor’s agent and attorney for the purpose of executing and delivering any amendment, waiver, notice, direction, statement or other document or taking any other action required or permitted to be taken by or on behalf of the Vendors, or any of them, pursuant to this Agreement or in connection with the transactions contemplated hereby. Any such amendment, waiver, notice, direction, statement or other document or any such other action shall be deemed to have been effectively given or taken on behalf of the Vendors, and each of them, and shall be binding upon each of the Vendors as if each of them had executed and delivered such document or taken such other action, as the case may be.

7.9 Counterparts

      This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

7.10 Facsimile Execution

      To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

      TO WITNESS their agreement, the Parties have duly executed and delivered this Agreement as of the date first set forth above.

IMPERIAL PARKING (U.S.), INC

By:
Name:	Charles Huntzinger
Title:	President and Chief Executive Officer

By:
Name:	Bruce Newsome
Title:	President and Chief Executive Officer Chief Financial Officer and Secretary

Witness	Dominic Chila

Witness	Andrew Broda

Witness	Frank D. Cloud

Witness	John A. DeBenedictis

Witness	Charles Hill

Witness	John J. Lawler

Lindy Wicker

Witness	Donald Miller